Exhibit 10.9

RESTATED AND AMENDED CONSULTING AGREEMENT

This Agreement (the “Agreement”), executed on July 30, 1998, restates and amends the Consulting Agreement by and between Thermage, a Delaware corporation (the “Company”) and Edward W. Knowlton (the “Consultant”) dated July 30, 1997 (the “Effective Date”).

1. Services. The Consultant shall provide to the Company the services set forth in paragraph 1 of Exhibit A in accordance with the terms and conditions contained in this Agreement.

2. Term. Unless terminated in accordance with the provisions of paragraph 7 hereof, the services provided by the Consultant to the Company shall be performed during the period set forth in paragraph 2 of Exhibit A. The Consultant shall coordinate his work efforts and report his progress regularly to the individual set forth in paragraph 3 of Exhibit A.

3. Payment for Service Rendered. For providing the consulting services as defined herein, the Company shall deliver to the Consultant the consideration described in paragraph 4 of Exhibit A. The Company shall reimburse the Consultant for all reasonable expenses provided the Company has approved expenses above $500.00 per month in advance and in writing.

4. Nature of Relationship. The Consultant is an independent contractor. The Consultant will not act as an agent nor shall he be deemed an employee of the Company for the purposes Of any employee benefit program, income tax withholding, PICA taxes, unemployment benefits or otherwise. The Consultant shall not enter into any agreement or incur any obligations on the Company’s behalf, or commit the Company in any manner without the Company’s prior written consent. The Company acknowledges mat Consultant may provide consulting services to one or more third parties during the term of this Agreement, subject to Section 5(c).

5. Confidentiality.

(a) The Consultant agrees that he shall not use (except for the Company’s benefit) or divulge to anyone either during the term of this Agreement or thereafter any of the Company’s trade secrets or other proprietary data or information of any kind whatsoever acquired by the Consultant. The Consultant further agrees that upon completion or termination of this Agreement, he will turn over to the Company any notebook, data, information or other material acquired or compiled by the Consultant in carrying out the terms of the Agreement. However, the Consultant may keep one copy of such material for archival purposes.

(b) The Consultant represents that his performance of the terms of the Agreement does not and will not conflict with the terms of any agreement to keep in confidence proprietary information and trade secrets acquired in confidence or in trust prior to his consulting relationship with the Company. The Consultant will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any third party.

(c) The Consultant represents that he is not presently retained by any entity that manufactures or sells products for use in the Field (as defined in Exhibit A) and he agrees that he will not accept such retention during the term of this Agreement without prior written approval of the Company.

6. Inventions. The Consultant shall promptly and fully disclose to the Company any and all inventions, improvements, discoveries, developments, original works of authorship, software, trade secrets or other intellectual property conceived, developed or reduced to practice by the Consultant during the course of providing services in the Field during term of this Agreement (collectively, the “information”). The Consultant shall treat all of the Information as the proprietary property of the Company. The Consultant agrees to assign, and does hereby assign, to the Company and its successors and assigns, without further consideration, the Consultant’s entire right, title and interest in and to the information whether or not patentable or copyrightable. The Consultant further agrees to execute all applications for patents and/or copyrights, domestic or foreign, assignments and other papers necessary to secure and enforce rights related to the Information. Consultant shall, and hereby does, grant to the Company an exclusive, worldwide, royalty-free license in the Field under his interest in any inventions, improvements, discoveries, developments, original works of authorship, software, trade secrets or other intellectual property useful in the Field that are conceived, developed or reduced to practice by the Consultant during the term of this Agreement and outside of the scope of services provided to the Company under this Agreement (“Related Inventions”). Consultant agrees that he shall retain sufficient ownership of all Related Inventions to grant the foregoing license or require any Assignee of Consultant’s interest in a Related Invention to grant the foregoing license to the Company.

7. Termination. Either party may terminate this Agreement in whole or in part at its convenience upon one year written notice to the other party. Such termination shall be effective in the manner and upon the date specified in said notice and shall be without prejudice to any claims which one party may have against the other. In the event of such termination the Company shall be obligated to reimburse the Consultant for services actually performed by the Consultant up to the effective date of termination. Termination shall not relieve the Consultant of his continuing obligations under this Agreement, particularly the requirements of paragraph 5 and 6 above.

8. Indemnification. The Company will defend at its expense, any legal proceeding brought against the Consultant, to the extent that it is based on a claim that any services performed by the Consultant pursuant to this Agreement, except to the extent such claim arises out of or relates to Consultant’s negligence, recklessness or willful misconduct or to Consultant’s material breach of this Agreement, and will pay all settlements and damages and court costs awarded by a court of final appeal attributable to such a claim; provided that the Consultant: (a) provides notice of the claim promptly to the Company; (b) gives to the Company initial control of the defense of the same; (c) provides to the Company all available information, assistance and authority to defend; and (d) has not compromised or settled such proceeding without the prior written consent of the Company.

9. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California. The federal and state courts within the State of California shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. The parties consent to personal jurisdiction of the federal and state courts within California and service of process being effected by registered mail sent to the address set forth at the end of tins Agreement.

(b) This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, except by written instruments signed by the parties hereto. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

(c) This Agreement, including the exhibit attached hereto and made a part hereof, constitutes and expresses the entire agreement and understanding between the parties with respect to the services to be provided by the Consultant, including without limitation the original Consulting Agreement by and between Consultant and the Company dated July 30, 1997. All previous discussions, promises, representations and understandings between the parties relative to this Agreement, if any, have been merged into this document. The provisions of paragraphs 5 and 6 shall survive the termination of this Agreement. The terms and provisions of this Agreement shall be binding on and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.

(d) The Consultant may not subcontract all or any part of the services to be provided hereunder without the prior written consent of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

THERMAGE

a California Corporation

BY:	/s/ Keith Mullowney	/s/ Edward W. Knowlton, MD

	Keith Mullowney, President	Edward W. Knowlton MD

EXHIBIT A

NAME OF CONSULTANT: Edward W. Knowlton, M.D.

1.	Description of consulting services:

Consultant shall provide approximately six days consulting per month. Consultant shall assist the Company in the area of the development of electromagnetic devices, including without limitation devices that use radio frequency, resistive heating, ultrasound or microwave energy sources, in the contraction, remodeling and ablation of the skin through and including (but not beyond) the subcutaneous fat layer below the skin (the “Field”); provided, however, that the Field shall exclude without limitation any methods for performing surgery. Nothing in this Agreement shall be deemed or interpreted to restrict Consultant’s surgery practice in any way.

2.	Term of Agreement:

The term of this agreement shall commence upon the Effective Date and expire 4 years thereafter.

3.	The Consultant shall report to:

The Consultant shall report to the Company’s President, currently Keith Mullowney.

4.	Consideration for services:

The Consultant shall be paid $6,250 per month of consulting and shall receive a stock option of 30,000 shares of Common Stock under the Company’s Stock Option Plan, which stock option shall vest over the four, years following the Effective Date.

April 14, 1999

Keith Mullowney

President and Chief Executive Officer

Thermage

905 San Ramon Valley Blvd., Suite 110

Danville, CA 94526

Dear Keith,

The following is a clarification of the Restated and Amended Consulting Agreement (the “Consulting Agreement”) between Thermage and me and the Restated and Amended Intellectual Property Assignment and License Agreement (the “License Agreement”) between Thermage and me, both of which were executed on July 30, 1998. This letter confirms that the “Field” as defined in Exhibit A of the Consulting Agreement and in Section 1.3 of the License Agreement includes but is not limited to the applications referenced in Draft #1 of the Thermage Business Plan on pages eleven (11) and twelve (12), attached, including electromagnetic device methods and products which compete with, improve upon or replace laser resurfacing, rytidoplasty, forehead lifts, blepharoplasty, treatment of peri-oral rhytids, jowl & neck correction, chemical peels, dermabrasion, brachioplasty, mastoplexy, abdominoplasty, liposuctipn, treatment of skin in the knees, collagen injection, fat injection, use of Retin A and similar drugs, wrinkle reduction/removal, treatment of sebaceous glands, treatment of sweat glands, treatment of spider veins, hair removal and noninvasive reduction of superficial fat (e.g. cellulite). The above referenced agreements and clarifications, however, shall exclude without limitation any methods for performing surgery. Nothing in this clarification letter shall be deemed or interpreted to restrict Dr. Knowlton’s surgical practice in any way.

Sincerely,

/s/ Edward W. Knowlton MD

Edward W. Knowlton MD

Agreement

This agreement, dated March 11, 2002, is entered into between by and between Thermage, Inc., a Delaware corporation (the “Company”) and Edward W. Knowlton (the “Consultant”).

WHEREAS, Knowlton and the Company, through its predecessor California corporation, entered into a Restated and Amended Consulting Agreement (the “Consulting Agreement”) and a Restated and Amended Intellectual Property Assignment and License Agreement (the “License Agreement”), both dated July 30, 1998;

WHEREAS, Knowlton issued an April 14, 1999 letter to the Company (the “Letter Agreement”) clarifying the definition of “Field” as defined in the Consulting Agreement and the License Agreement;

WHEREAS, the Investors in the Company’s proposed Series C Preferred Stock Financing have required as a condition to their investment that Knowlton enter into this Agreement, as a necessary condition precedent to the successful completion of the Series C Preferred Stock Financing;

WHEREAS, Knowlton desires to facilitate the Series C Preferred Stock Financing;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereby agree as follows:

1. The Consulting Agreement amended, restated and superseded in its entirety, the Consultant Proprietary Information Agreement dated July 30, 1997.

2. The Consulting Agreement remained in force and effect beyond the four year term listed on Exhibit A and both parties continued to comply with the terms of the Consulting Agreement. The parties hereby agree in writing that the term of the Consulting Agreement was as of July 30, 2001, and remains, amended and restated in its entirety as follows:

“Term of Agreement:

“The initial term of the Agreement shall commence upon the Effective Date (July 30, 1997) and continue for a period of 4 years. The Agreement shall continue indefinitely beyond the initial 4-year period. After the initial 4 year period either party may terminate the Agreement upon providing written one year notice.”

3. Both the Company and Knowlton hereby acknowledge that the list of applications specified in the Letter Agreement to be within the definition of “Field,” as stated in the Letter Agreement, remains an accurate statement of the field of Company development and that the current Company’s business plan has not materially changed since the Letter Agreement was executed.

In Witness Whereof, the parties have executed this Agreement as of the date set forth above.

Thermage Inc.

/s/ Keith Mullowney	/s/ Edward W. Knowlton, MD

Keith Mullowney, President and CEO	Edward W. Knowlton MD

Amendment to Consulting Agreement

This amendment, dated January 16, 2003 (the “Effective” date), amends Exhibit A of the Restated and Amended Consulting Agreement (the “Agreement”) by and between Thermage, Inc., a Delaware corporation (the “Company”) and Edward W. Knowlton (the “Consultant”) dated July 30, 1998.

WHEREAS the Consultant continues to provide assistance to the Company;

WHEREAS the stock options received on July 30, 1998 as part of the Consultant’s consideration for services have fully vested;

WHEREAS the Company continues to request the assistance of the Consultant;

NOW, THEREFORE, in consideration, the consultant shall receive a stock option of 10,000 shares of Common Stock under the Company’s Stock Option Plan, which stock option shall vest monthly over the four years following the Effective date.

In Witness Whereof, the parties have executed this Amendment as of the date set forth above.

Thermage Inc.

/s/ Robert F. Byrnes	/s/ Edward W. Knowlton, MD

Robert F. Byrnes President and CEO	Edward W. Knowlton MD